Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To The Board of Directors of
Fushi Copperweld, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A Amendment No.4 of our report dated March 13, 2009, except for Note 21 and parent only financial statement information schedule which is dated as of January 7, 2010 to the consolidated financial statements of Fushi Copperweld, Inc. and Subsidiaries, which appears in the Current Report on Form 8-K filed on January 13, 2010 as amended on January 15, 2010 for the years ended December 31, 2008 and 2007 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and also the parent only financial information schedule for the two-years period ended December 31, 2008.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ Frazer Frost LLP (Successor Entity of Moore Stephens Wurth Frazer and Torbet, LLP, see 8-K filed on January 7, 2010)

Brea, California
January 15, 2010